Exhibit 99.6

FORM OF

BENEFICIAL OWNER ELECTION FORM

STEMCELLS, INC.

The undersigned acknowledge(s) receipt of your letter and the enclosed materials referred to therein relating to the rights offering (the “Rights Offering”) by StemCells, Inc., a Delaware corporation (the “Company”), of non- transferable subscription rights (the “Subscription Rights”) to purchase shares of common stock, $0.01 par value (“Common Stock”) at a price of $[            ] per share.

This will instruct you whether to exercise Subscription Rights distributed with respect to the shares of the Common Stock or Warrants held by you for the account of the undersigned, pursuant to the terms and subject to the conditions set forth in the Prospectus. (Check the applicable boxes and provide all required information.)

☐	Please DO NOT EXERCISE SUBSCRIPTION RIGHTS for shares of Common Stock.

☐	Please EXERCISE SUBSCRIPTION RIGHTS for shares of Common Stock as set forth below:

	Number of Shares of Common Stock Subscribed For		Subscription Price		Payment
Basic Subscription Right	[ ]	x	$[ ]	=	$[ ] (Line 1)
Over-Subscription Privilege	[ ]	x	$[ ]	=	$[ ] (Line 2)
$[ ] (Sum of Line 1 and Line 2)

If you spoke with a broker who solicited such exercise, please indicate the name of the person you spoke with:

Payment in the following amount is enclosed $             (must match Total Payment Required above). Please deduct payment from the following account maintained by you as follows:

Type of Account:

Account No.:

Amount to be deducted:

$

I (we) on my (our) own behalf, or on behalf of any person(s) on whose behalf, or under whose directions, I am (we are) signing this form:

irrevocably elect to purchase the number of shares of Common Stock indicated above upon the terms and conditions specified in the Prospectus; and agree that if I (we) fail to pay for the shares I (we) have elected to purchase, the exercise will be invalid.

Signature:

Name:

Title:

Address:

Telephone:

Date:             , 2016